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                                                                 Exhibit 4.13



                        EDUCATION MANAGEMENT CORPORATION

                         COMMON STOCK SUBSCRIPTION AND

                              REPURCHASE AGREEMENT

                                As of _________


To:_________________ ("Purchaser")
Dear Purchaser:
  Education Management Corporation, a Pennsylvania corporation ("EMC"), hereby agrees with you as follows:
   1.  Certain Definitions and Conventions.
   (a) For the purposes of this Agreement, unless otherwise defined herein or the context in which any such term is used clearly requires otherwise, the following terms have the following meanings, respectively:
   "Act" means the Securities Act of 1933, as amended.
   "Class B Shares" means Holdings' Class B Common Stock, par value $0.0001 per share.
   "Closing" is defined in Section 5 hereof.
   "Closing Date" is defined in Section 5 hereof.
   "EMC" has the meaning set forth in the introduction to this Agreement. "ESOP" means the Education Management Corporation Employee Stock Ownership
Plan.
   "Exchange and Repurchase Agreement" means the Exchange and Repurchase Agreement dated as of October 26, 1989 between Holdings and you.


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   "Holdings" means EMC Holdings, Inc., a Delaware corporation, to which EMC is successor by merger.
   "Non-Recourse Note" is defined in Section 4 hereof.
   "Permitted Transferee" with respect to you means (i) while you are living, your spouse, parents or issue or a trust the beneficiaries of which are limited to you, your estate, spouse, parents and/or issue, and (ii) after your death, your executors, administrators, testamentary trustees, legatees or beneficiaries.
   "Pledge Agreement" is defined in Section 4 hereof.
   "Pledged Shares" are the Subscription Shares subject to the Pledge
Agreement.
   "Senior Credit Agreement" means the $52,500,000 Credit Agreement dated as of October 25, 1989 among Holdings, Pittsburgh National Bank and the other banks party thereto.
   "Shares" means, collectively, all shares of any class of EMC Capital Stock, including any shares of EMC Capital Stock which may have been issued or distributed in respect of any shares of any class of EMC Capital Stock by way of stock dividend or stock split or other distribution, recapitalization or reclassification.
   "Stockholders Agreement" means the Stockholders Agreement dated as of October 26, 1989 among Holdings, Merrill Lynch Interfunding, Inc., the ESOP and the Persons listed on the Schedule of Stockholders attached thereto.
   "Subordinated Credit Agreement" means the Note and Warrant Purchase
Agreement dated as of October 25, 1989 between





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Holdings, Northwestern Mutual Life Insurance Company and National Union Fire
Insurance Company of Pittsburgh, PA.
   "Subscription Shares" is defined in Section 4 hereof.
   (b) Capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in Section 1 of the Exchange and Repurchase Agreement.
   2. Representations, Warranties and Covenants of EMC. EMC represents, warrants and covenants that:
   (a) EMC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania; and EMC has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement.
   (b) Neither EMC, nor any Person acting on its behalf, has taken or will take any action that would make unavailable such exemptions from registration under the Act on which EMC is relying in connection with the offering which has been made or the issuance on the Closing Date of any Shares.
   3. Investment Representations; Other Representations and Warranties by You. You represent and warrant that:
   (a) There has been made available to you a reasonable time prior to your execution and delivery hereof in order to provide an opportunity for you to ask questions and receive answers concerning the terms and conditions of your investment in the Subscription Shares and to obtain any additional information which EMC possesses or can acquire without unreasonable effort or expense. You have received all additional information that was requested.


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   (b)   You have been advised that the Class B Shares have not been registered under the Act or any state securities or "blue sky" laws, and, therefore, cannot be resold unless (A) such stock is registered under the Act or under any applicable state securities or "blue sky" laws, and/or (B) an exemption from registration thereunder is available.
   (c) Your acquisition of the Subscription Shares is for your own account, for investment only, and not with a view to, or for resale in connection with, the distribution thereof, and you have no present intention of distributing or reselling any thereof. In making the foregoing representation, you are aware that you must bear the economic risk of such investment for an indefinite period of time.
   (d) You have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of your investment in the Subscription Shares.
   (e) You are aware of and familiar with the prohibitions, restrictions and limitations imposed on EMC by the Senior Credit Agreement and the Subordinated Credit Agreement, including, without limitation, those prohibitions, restrictions and limitations which may prohibit, restrict or limit EMC's ability to repurchase any Shares, whether pursuant to this Agreement or otherwise, or to waive, change, modify or discharge this Agreement.
   (f) You are aware of and familiar with the restrictions imposed on the transfer by you of any Shares, including, without limitation, the restrictions contained in this





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Agreement and in the Stockholders Agreement, and the rights of EMC and others under this Agreement and under the Stockholders Agreement in connection with transfers of Shares by you.
   (g) As a party to the Stockholders Agreement, you are aware of and familiar with the provisions of the Stockholders Agreement and exhibits thereto relating to the management of EMC.
   (h) You acknowledge that EMC is entering into this Agreement in reliance upon your representations and warranties made in this Agreement, including, without limitation, those set forth in this Section.
   (i) You have full right, power and authority to execute and deliver this Agreement and the Pledge Agreement and to perform your obligations hereunder and thereunder. This Agreement and the Pledge Agreement have been duly executed and delivered by you and are valid, binding and enforceable against you in accordance with their terms, except that the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws relating to or affecting creditors' rights generally and by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.
   (j) The Non-Recourse Note to be issued by you will, when issued and delivered in accordance with the terms hereof, be duly and validly issued and be your valid and binding obligation, enforceable against you in accordance with its terms, except that the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws relating to or affecting creditors' rights generally and by general equitable





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principles, regardless of whether such enforceability is considered in a proceeding in equity or of law.
   4. Purchase of Subscription Shares. Subject to the terms and conditions herein set forth, EMC will issue and sell to you, and you will subscribe for and purchase from EMC for investment, at a purchase price of $1.59 per share, 5,000 Class B Shares (the "Subscription Shares") payable in the following items: (i) cash, and (ii) a non-recourse secured promissory note (the "Non-Recourse Note") substantially in the form of Exhibit A hereto. As collateral security for your obligation to pay the principal of and interest on your Non-Recourse Note, you hereby agree that the Subscription Shares will be pledged to EMC pursuant to the terms of the Stock Pledge Agreement with EMC (the "Pledge Agreement") substantially in the form of Exhibit B hereto.
   5. Subscription. In connection with your subscription to the Subscription Shares, you have delivered the following: (i) four executed copies of this Agreement; (ii) a duly executed Non-Recourse Note in the principal amount of $6,360; (ii) four executed copies of the Pledge Agreement; (iv) a stock transfer power duly endorsed in blank covering the Subscription Shares; and (v) your check, payable to the order of "Education Management Corporation" in the amount of $1,590. The documents described above are to be delivered to Eckert Seamans Cherin & Mellott (the "Escrow Agent"), at the following address: 600 Grant Street, 42nd Floor, Pittsburgh, PA 15219, Attn: Mark C. Coulson, Esq. Such documents will not become effective and binding unless your subscription is accepted by EMC, and a





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closing occurs on or prior to September 30, 1991 (the "Closing").  If your subscription is accepted and a Closing occurs, the documents described above will be delivered by the Escrow Agent to EMC, and will become effective and binding on you as of September 13, 1991 (the "Closing Date"). If your subscription is rejected or if a Closing does not occur, the documents described above will be returned promptly to you, without interest or deduction, and those documents shall not become effective, and this Agreement will be void and of no further effect.
   6. Conditions to Issuance and Sale of Shares. EMC's obligation to issue and sell the Subscription Shares to you shall be subject to the fulfillment of EMC's satisfaction at or prior to the Closing of the following conditions:
   (a) Your representations and warranties contained in this Agreement shall be true and correct when made and at and as of the Closing Date.
   (b) You shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by you on or prior to the Closing, including, without limitation, the delivery of the documents and instruments described in Section 5 of this Agreement.
   7. No Implied Right to Employment. Neither this Agreement nor any provision hereof nor any action taken or omitted to be taken hereunder shall be deemed to create or confer upon you any right to be retained in the employ of EMC or any subsidiary or other Affiliate thereof.
   8. Incorporation of Terms of Exchange and Repurchase Agreement. In accordance with the terms of the Exchange and


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Repurchase Agreement, you, with respect to the Subscription Shares, (a) shall be subject to the transfer restrictions contained in Section 8 of the Exchange and Repurchase Agreement, (b) shall have the right of inclusion and right of first offer contained in Section 9 of the Exchange and Repurchase Agreement, and (c) shall have the rights and obligations following termination of your employment contained in Section 10 of the Exchange and Repurchase Agreement.
In addition, the election procedures and the delivery and payment procedures contained in Sections 11 and 12, respectively, of the Exchange and Repurchase Agreement shall apply to your rights and obligations specified in clause (c) above.
   9. Survival; Assignment. All covenants, agreements, representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of a party hereto. EMC's rights and obligations hereunder may be assigned by EMC in whole or in part. Except as otherwise provided herein, you may not assign any of your rights hereunder other than to Permitted Transferees. Whenever in this Agreement reference is made to any of the parties hereto, such reference shall be deemed to include the successors, executors or administrators and permitted assigns of such party; and all covenants, promises and agreements made in this Agreement by or on behalf of EMC, or by you, shall bind and inure to the benefit of and be enforceable by the respective successors, executors or administrators and permitted assigns of such parties hereto, whether so expressed or not.





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   10.   Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.
   11. Entire Agreement; Headings. This Agreement and the agreements referred to herein embody the entire agreement and understanding between you and EMC relating to the subject matter hereof. The preceding sentence and any other provision of this Agreement notwithstanding, this Agreement is not, and shall not be construed to be, a novation of your Exchange and Repurchase Agreement, and (a) you and EMC shall remain liable for any breach of such agreement prior to the date hereof, and (b) the representations and warranties contained in paragraph 3 of your Exchange and Repurchase Agreement will survive the execution and delivery hereof. The headings in and date of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
   12. Amendments. This Agreement cannot be changed orally, and can be changed only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.
   13. Notices. All communications provided for herein shall be in writing and:
   (a) if addressed to you, shall be delivered or mailed addressed to you at your address specified in the books and records of EMC, or
   (b) if addressed to EMC, shall be delivered or mailed addressed to it as follows:

   Education Management Corporation


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   Suite 800
   300 Sixth Avenue
   Pittsburgh, Pennsylvania  15222
   Attention:  President

   with a copy to:


   14. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
   If you are in agreement with the foregoing, please sign each counterpart of this Agreement.
                                            Very truly yours,

                                            EDUCATION MANAGEMENT
                                            CORPORATION


                                            By:
                                               ---------------------------
                                               President


The foregoing Agreement is hereby
agreed to as of the date first
above written, with the intent
to be legally bound thereby.



------------------------------
Purchaser


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